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                      [DICKINSON WRIGHT LLP LETTERHEAD]


                               August 12, 1998

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549



           Re:  Kmart Corporation
                Hall Stock Option Agreement
                Registration Statement on Form S-8

Gentlemen:

     As counsel for Kmart Corporation, a Michigan corporation (the "Corporation"), we are familiar with the corporate affairs of the Corporation and particularly with the corporate proceedings relating to the entering into of a Stock Option Agreement with Floyd Hall (the "Option Agreement").

     The Option Agreement was duly and legally approved by the Corporation.

           Based on the above, we are of the opinion that:

           1. The Corporation duly and validly has approved the Option Agreement taking all necessary corporate action for that purpose.

           2.   The shares of Common Stock of the
                Corporation covered by the Option Agreement have been duly authorized and when issued pursuant to the Option Agreement will be validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof.

           3. The Option Agreement is not subject to the Employee Retirement Income Security Act of 1974, as amended.


                              Very truly yours,

                             DICKINSON WRIGHT PLLC





                                  Exhibit 5